ODI CONFIDENTIAL

                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (i) amends and restates the provisions of the Executive Employment Agreement, dated November 19, 1998 between Justin Perreault and ODI (hereinafter the "Executive Employment Agreement"); (ii) replaces and supersedes the Executive Employment Agreement; and (iii) has been duly authorized by the Board of Directors of ODI.

This Amended and Restated Employment Agreement (the "Agreement") dated as of February 23, 1999 by and between Object Design, Inc., a Delaware corporation with its principal offices located at 25 Mall Road, Burlington, MA 01803 ("ODI") and Justin Perreault, an individual residing at 123 Chandler Street, Boston, MA 02116 (the "Executive").

WHEREAS, ODI has offered employment to the Executive, and Executive has accepted employment by ODI, as President and Chief Executive Officer;

NOW, therefore, ODI and the Executive agree as follows:

1.  Termination of Employment and Severance

         (a) Termination by ODI. If for any reason other than for Cause (as hereinafter defined) and Change in Control (as hereinafter defined), ODI terminates the Executive's employment, ODI shall pay to the Executive the Severance Amount (as hereinafter defined) on the effective date of such termination. The Severance Amount shall be equal to the sum of (i) the Executive's then-current monthly salary multiplied by twelve (12), plus (ii) one hundred (100) percent of the maximum performance bonus amount, including without limitation any and all commissions, pursuant to existing compensation agreements in effect for the year in which such termination occurs which the Executive could have earned if he remained in the employ of ODI and all performance goals and other criteria were met (whether or not such goals or criteria are in fact met) multiplied by one (1), and payable in one lump sum upon the date of termination. In addition to the Severance Amount, ODI shall provide the Executive with the following additional benefits: for twelve (12) months following the effective date of such termination ODI shall continue to pay and provide to the Executive medical and dental insurance benefits consistent with those provided to the Executive immediately prior to such termination, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive such insurance benefits under another employer-provided plan, the insurance benefits set forth herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such additional benefits, together with the Severance Amount, are hereinafter referred to as the "Severance Benefits").

         (b) Termination for Cause. If the Executive is terminated by ODI for Cause, there shall be no Severance Benefits and/or Separation Benefits (as hereinafter defined). For the purposes of this Agreement, "Cause" shall mean:

                  (i) The Executive's material breach in respect to his assigned duties, and compliance with any and all policies, directives, standards and regulations adopted by ODI, including without limitation compliance with the terms and conditions of the attached NON-COMPETITION, NON-SOLICITATION, NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT and ODI's Insider Trading Policy, such breach continuing unremedied for thirty (30) days after written notice thereof from ODI to the Executive specifying the acts constituting the breach and requesting that they be remedied; or

                  (ii) Any dishonesty or other malicious act by the Executive materially detrimental to the goodwill of ODI, or materially damaging to ODI's relationships with its customers or employees, including without limitation, the Executive having been convicted of a felony during the term of his employment with ODI.

         (c) Voluntary Termination by the Executive. If the Executive voluntarily terminates his employment for any reason, including without limitation death and disability, there shall be no Severance Benefits and/or Separation Benefits (as hereinafter defined). Notwithstanding the foregoing, in the event of a Change of Control (as hereinafter defined) where the Executive's compensation, duties and/or responsibilities are materially reduced from those currently exercised by the Executive with ODI and/or ODI requires the Executive to be based at any


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                                ODI CONFIDENTIAL


         office or location other than ODI's principal place of business, the Executive may voluntarily terminate his employment with ODI or a successor and shall be entitled to receive the Separation Benefits (as hereinafter defined).

         (d) Termination by ODI due to a Change in Control If ODI terminates the Executive's employment within twelve (12) months after a Change in Control (which shall mean (a) the acquisition by an individual, entity, group or any other person of beneficial ownership of thirty-five percent (35%) or more of either (i) the then-outstanding shares of common stock of ODI or (ii) the combined voting power of the election of directors for ODI; and/or (b) the sale of substantially all of ODI's assets or a merger or sale of stock wherein the holders of ODI's capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of ODI or its successor immediately following such sale; and/or (c) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by ODI's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors), ODI shall pay to the Executive the Separation Amount (as hereinafter defined) on the effective date of such termination. The Separation Amount shall be equal to the sum of (i) the Executive's then-current monthly salary multiplied by twenty-four (24), plus (ii) one hundred (100) percent of the maximum performance bonus amount, including without limitation any and all commissions, pursuant to existing compensation agreements in effect for the year in which such termination occurs which the Executive could have earned if he remained in the employ of ODI and all performance goals and other criteria were met (whether or not such goals or criteria are in fact met) multiplied by two (2), and payable in one lump sum upon the date of termination. In addition to the Separation Amount, ODI shall provide the Executive with the following additional benefits: for twenty-four (24) months following the effective date of such termination due to a Change in Control, ODI shall continue to pay and provide to the Executive medical and dental insurance benefits consistent with those provided to the Executive immediately prior to such termination, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive such insurance benefits under another employer-provided plan, the insurance benefits set forth herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such additional benefits under this paragraph, together with the Separation Amount, are hereinafter referred to as the "Separation Benefits").

2.  Effect of a Change in Control of ODI

         (a) Acceleration of Vesting of Stock Options Upon any Change in Control, any and all options granted to the Executive under any ODI stock option plan shall be deemed immediately vested upon the date of such Change in Control.

         (b) Assumption of Obligations Hereunder ODI shall require any successor via a Change in Control (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that ODI would be required to perform it if no such succession had taken place.

3.  Executive's Responsibilities

         As a condition precedent to ODI's obligations hereunder, the Executive shall enter into the attached NON-COMPETITION, NON-SOLICITATION, NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT with ODI, which is incorporated herein by reference.

4.  Miscellaneous

         (a) Provision of Full Settlement Except as set forth herein, ODI's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off,


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                                ODI CONFIDENTIAL


         counterclaim, recoupment, defense or other claim, right or action which ODI may have against the Executive (under this Agreement or otherwise) or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

         (b) Amounts Payable Less Withholding Taxes The amounts payable by ODI hereunder shall be less any federal, state or local withholding taxes and social security.

         (c) Excise Tax To the extent that payments or other benefits to the Executive pursuant to this Agreement (together with any other payments or benefits, stock awards received by the Executive in connection with a Change in Control) would result in triggering the provisions of the Sections 280G and 4999 of the Code, this Agreement provides for the payment of an additional amount such that the Executive receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code.

         (d) Notice All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed, within the continental United States by first class, registered mail, receipt requested, postage and registry fees prepaid, to the applicable party at the address set forth above or at such other address as is provided by a party pursuant to the terms hereof.

         (e) Entire Agreement. This Agreement embodies the entire understanding, and supersedes all other oral or written agreements or understandings, between the parties regarding the subject matter hereof, including without limitation any terms and conditions of any employment agreement or other similar agreement(s), inconsistent with the terms and conditions herein. No change, alteration or modification hereof may be made except in a writing signed by both parties hereto. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (disregarding any choice of law rules which may look to the laws of any other jurisdiction).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

OBJECT DESIGN, INC.                                  EXECUTIVE

By: /s/ Lacey Brandt                                 By:  /s/ Justin Perreault
----------------------                               -------------------------
Lacey Brandt                                         Justin Perreault


Its: Chief Financial Officer



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                                ODI CONFIDENTIAL


                NON-COMPETITION, NON-SOLICITATION, NON-DISCLOSURE
                           AND DEVELOPMENTS AGREEMENT

In consideration of my employment, consulting or advisory relationship ("Employment"), as the case may be, with Object Design, Inc., a Delaware corporation with its principal place of business located at 25 Mall Road, Burlington, Massachusetts 01803 (the "Company"), and in recognition of the fact that as a result of such relationship I will or may have access to confidential information, I agree with the Company as follows:

1.   Non-Compete and Non-Solicitation Agreement

(a) As long as I am employed or retained by the Company and for a period of one year after the termination of my Employment with the Company by me or the Company for any reason, including expiration of the previously agreed upon term of my Employment, or by the Company for Cause (as defined in the Executive Employment Agreement), I shall not, directly or indirectly, on my behalf or on behalf of any third-party, or as owner, manager, stockholder, consultant, director, officer or employee of any business entity, participate in the development, manufacture, license, provision or sale of any goods or services which are competitive with goods or services sold or licensed, or under development, by the Company without the prior written authorization of the Company; provided, however, that I may, without the Company's prior written authorization, own up to one percent (1%) of the issued and outstanding securities of any publicly held corporation or any securities in any non-public corporation which I owned prior to the date of my Employment.

         (i) In the event that the Company and I disagree about whether any business entity develops or provides goods or services which are competitive with goods or services sold or licensed, or under development, by the Company, the disagreement shall be resolved either by decision of the Company's Board of Directors at their next regularly scheduled board meeting acting in good faith after giving me a suitable opportunity to present my view in person and/or in writing, or if either I or the Company gives notice to the Board of our objection to the decision of the Board within 30 days after such decision, by arbitration as provided herein.

         (ii) The Company and I agree that goods or services which are competitive with goods or services developed or provided, or under development, by the Company shall not include goods and services used by any person or entity for use as a component in a good or service which is not competitive with goods or services developed or provided, or under development, by the Company.

         (iii) If after the commencement of my Employment with the Company the Company determines to change its line of business so as to provide goods or services other than those sold or licensed, or under development, by the Company at the commencement of my Employment, then the Company shall give me notice of such determination.

(b) Except with the prior written consent of the Company, during my employment with the Company and for a period of one year after that employment ends for any reason, including expiration of the previously agreed upon term of my Employment, or by the Company for Cause, I will not directly or indirectly, either for myself or for any other entity or third-party, or as owner, manager, stockholder, consultant, director, officer or employee of any business entity, take away any of the customers that the Company had enjoyed during my Employment with the Company.

(c) Except with the prior written consent of the Company, during my employment with the Company and for a period of one year after that employment ends for any reason, including expiration of the previously agreed upon term of my


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                                ODI CONFIDENTIAL


Employment, or by the Company for Cause, I shall not directly or indirectly, either for myself or for any other entity or third-party, or as owner, manager, stockholder, consultant, director, officer or employee of any business entity, solicit, induce or attempt to hire away from the Company any employee of the Company (or any other person who may have been employed by the Company during the six months prior to the termination of my Employment), or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company.

(d) I recognize that the Company is developing highly specialized products and services in competition with other business entities throughout the United States and the world, which products and services are designed to compete in regional, nation-wide and world-wide markets. In light of the competitive nature of the Company's products and services, I agree that the restrictions contained in this Section 1 cannot be limited to any geographic area, and I further recognize that the restrictions set forth in this Section 1 are intended to protect the Company's interests in its Confidential Information and established commercial relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose.

(e) If the period of time, geographic area, or other term of any non-competition or non-solicitation restraint specified in this Agreement is judged by a court to be unreasonable, I agree that such term should be modified by the court so that the term can be enforced as the court decides is reasonable.

(f) If I violate any non-competition or non-solicitation restraint specified in this Agreement, I agree that the period of the restraint shall not run during the period of the violation. I understand that the purpose of this paragraph is to give the Company the protection of the restraint for the full agreed-upon duration.

2.   Confidentiality Agreement

(a) I acknowledge that in the course of my employment, I will gain access to and may gain possession of Confidential Information of the Company. The term "Confidential Information" as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including myself) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company or any customer or supplier of the Company, and/or which is maintained in confidence by the Company. Without limiting the generality of the foregoing, "Confidential Information" shall mean all trade secrets, know-how, proprietary information and other information or data relating to the present or future business of the Company, including but not limited to:

                  (i) any idea, improvement, invention, innovation, development, technical data, design, formula, device, pattern, concept, computer program, software, firmware, source code, object code, algorithm, subroutine, object module, schematic, model, diagram, flow chart, chip masking specification, user manual, training or service manual, product specification, plan for a new or revised product, compilation of information, or work in process, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

                  (ii) the name of any customer, employee, prospective customer or consultant, any sales plan, marketing material, plan or survey, business plan or projections, customer list, product or development plan or specification, business proposal, financial record, business record, advertiser lists, supplier lists, customer sales analyses, price lists and any other non-public information or other record relating to the business of the Company.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which has otherwise lawfully entered the public domain, or is generally known in the industry.

(b) I agree to keep all Confidential Information strictly confidential and not to use Confidential Information for any purpose or disclose Confidential Information, including Confidential Information of any third party which the Company is under an obligation to keep confidential, to any person or entity during my employment, except as expressly authorized by and for the benefit of the Company and in the course of my duties as an employee, or at any time after my employment ends. As part of my obligations to maintain the confidentiality of Confidential Information, I agree to comply with any Company policy, if any, on the protection of intellectual property. I further agree that after the termination and/or expiration of my employment, I shall not use or permit the use of any Confidential Information, it being agreed that all Confidential Information shall be


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


                                ODI CONFIDENTIAL


and remain the sole and exclusive property of the Company and that within ten
(10) days after the termination or expiration of my employment I shall either
(i) deliver all Confidential Information, and all copies thereof, to the Company, at its main office or (ii) destroy all Confidential Information, and all copies thereof, and deliver a sworn notice to the Company certifying to such destruction.

(c) I hereby represent that my performance of all of the terms of this Agreement and as an employee, consultant or advisor of the Company does not and will not breach any agreement to keep in confidence Confidential Information acquired by me prior to my Employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

3.   Developments Agreement

(a) If at any time or times during my Employment, I shall (either alone or with others) make, conceive, learn, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret, concept, idea, and fixed expression thereof or any interest therein (whether or not patentable or registrable under copyright, patent, trademark or similar statutes or subject to analogous protection) (herein called "Developments") that relate to the business of the Company, whether directly or indirectly, and/or that relate to software provided by suppliers to the Company and incorporated in the Company's products, or any of the goods and services sold, licensed or under development by the Company; and/or result from the use of premises, facilities or personal property tangible or intangible owned, leased or contracted for by the Company; and/or that occur during the period of, as a consequence of, or in connection with my employment by the Company; and/or that result from tasks assigned to me by the Company; such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and I shall promptly disclose to the Company (or any persons designated by it) each such Development and hereby assign any rights I may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and waive any and all moral rights to all Developments. All Developments shall be the sole property of the Company and its assigns. The Company shall be the sole owner of all patents, copyrights and other rights relating to Developments. I acknowledge that all Developments are "work(s) made for hire", as defined under the United States Copyright Act, and become the property of the Company, and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

(b) Upon disclosure of each Development to the Company, I will, during my Employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

         (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters of patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

         (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters of patent, copyright or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure my signature on any letters of patent, copyright or other analogous protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters of patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by me.

(c) This Section 3 shall not apply to any Development which meets all of the following three conditions: (i) I do the work entirely by myself without use of the Company's facilities, knowledge, property or resources, (ii) I do the work entirely on my own time, and (iii) the Development does not relate, either, directly or indirectly, to the Company's business or research or to its planned business or research.


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


                                ODI CONFIDENTIAL


4.   Miscellaneous

(a) I agree that because of the nature of the Company's business, the restrictions contained in this Agreement are reasonable and necessary in order to protect the legitimate interests of the Company.

(b) I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my Employment.

(c) Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

(d) I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(e) I recognize that money damages alone would not adequately compensate the Company in the event of breach by me of this Agreement, and I therefore agree that, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to injunctive relief for the enforcement hereof. Failure by the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions.

(f) My obligations under this Agreement shall survive the termination or expiration of my Employment regardless of the manner of termination, except that the provisions of Section 1 shall survive in accordance with their terms.

(g) The term "Company" shall include Object Design, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successor and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

(h) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (disregarding any choice of law rules which may look to the laws of any other jurisdiction). In the event of any court action to enforce any provision of this Agreement, The parties consent to and submit to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.

(i) This Agreement embodies the entire understanding, and supersedes all other oral or written agreements or understandings, between the parties regarding the subject matter hereof, including without limitation any terms and conditions of any employment agreement or other similar agreement(s), inconsistent with the terms and conditions herein. No change, alteration, modification, waiver or termination of this Agreement or any of the provisions herein contained shall be binding upon me or the Company unless made in writing and signed by myself and an authorized officer of the Company. In the event of any inconsistency between this Agreement and any other contract between me and the Company, the provisions of this Agreement shall prevail.

(j) All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed, within the continental United States by first class, registered mail, receipt requested, postage and registry fees prepaid, to the applicable party at the address set forth below or at such other address as is provided by a party pursuant to the terms hereof.

(k) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof and shall be final and binding upon the parties hereto. Notwithstanding anything to the contrary contained in this Section 4(k), the Company shall have the right to seek injunctive relief, specific performance or other equitable relief against me in a court of competent jurisdiction.


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                                ODI CONFIDENTIAL


BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.



                                                 By: /s/ Justin Perreault
                                                 -------------------------------
                                                 Signature  Justin Perreault

                                                 Address:

                                                 123 Chandler Street
                                                 Boston, MA 02116

                                                 Date: February 23, 1999

                                                 Accepted:

                                                 OBJECT DESIGN, INC.
                                                 25 Mall Road
                                                 Burlington, MA 01803

                                                 By: /s/ Lacey Brandt
                                                 -------------------------------
                                                 Lacey Brandt

                                                 Name: Lacey Brandt

                                                 Title:  Chief Financial Officer

                                                 Date: February 23, 1999




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